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                                                                    EXHIBIT 23.4




                        INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Curaflex Health Services, Inc.:

We consent to the use of our report dated February 28, 1994, relating to the consolidated balance sheet of Curaflex Health Services, Inc. and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, common stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1993, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states the Company changed its method of accounting for income taxes in 1993.



                                       /s/ KPMG PEAT MARWICK LLP
                                           KPMG Peat Marwick LLP

Orange County, California
July 5, 1995